08/09/2006 WED 16:23 FAX 859 252 LAW FIRM 002/002

STATE OF DELAWARE
CERTIFICATE OF INCORPORATION
A STOCK CORPORATION

The name of this Corporation is K-KITZ, INCORPORATED.

Its registered office in the State of Delaware is to be located at:

37046 Teal Ct
Selbyville, DE 19975
Sussex County

The registered agent in charge thereof is Ms. Jennifer Hill.

The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

The amount of the total stock of this corporation is authorized to issue is:

Common Stock:	One Billion Shares (1,000,000,000) with a par value of $0.000001 US.
Preferred Stock:	Twenty Million Shares (20,000,000) with a par value of $0.000001 US.

The name and mailing address of the incorporator are as follows:

Mr. Kevin Lynch
1982 Heathcliff Drive 1B
Columbus, OH 43209

I, The Undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 3rd day of August, A.D. 2006.

BY: ____________________
(Incorporator)

Name: Kevin A. Lynch

State of Delaware
Secretary of State
Division of Corporations
Delivered 04:16 PM 08/08/2006
FILED 04:16 PM 08/08/2006
SRV 060742832 - 4202199 FILE

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

K-KITZ, INCORPORATED
(a Delaware Corporation)

The undersigned, Jennifer H. Jarvis, hereby certifies that:

1.           She is the President, Chief Executive Officer and Chief Financial Officer of K-Kitz, Incorporated (the “Corporation”), a Delaware corporation, and is duly authorized by the unanimous written consent of the Board of Directors of the Corporation to execute this instrument.

2.           The name of the Corporation is “K-Kitz Incorporated.”  The Corporation filed its Certificate of Incorporation with the Secretary of State of the State of Delaware on August 8, 2006.

3.           This Certificate of Amendment of the Certificate of Incorporation was duly approved by the Corporation’s Board of Directors and duly adopted by written consent of the stockholders of the Corporation in accordance with the applicable provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

4.           The fifth paragraph of the Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

The total number of shares of all classes of stock which the Corporation shall have authority to issue:

COMMON STOCK:	Ninety Five Million (95,000,000) with a par value of $0.000001 (USD)

PREFERRED STOCK:	Five Million (5,000,000) with a par value of $0.000001 (USD)

              IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Certificate of Incorporation to be executed as of the 19th day of December 2008.

By:	/s/ Jennifer H. Jarvis
Jennifer H. Jarvis
President, Chief Executive Officer and Chief Financial Officer